EXHIBIT 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Amendment 1 to Registration Statement on Form S-3 of our report dated March 4, 2005 relating to the financial statements, management's assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting of Southwestern Energy Company, which appears in Southwestern Energy Company's Annual Report on Form 10-K for the year ended December 31, 2004. We also consent to the references to us under the headings "Experts" in such Registration Statement.

/s/PRICEWATERHOUSECOOPERS LLP

Tulsa, Oklahoma
July 8, 2005